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                                November 29, 2005

BioPad Ltd.
6b Tfutzot Israel st. Korazin Industrial Zone
Givataim Israel
Attention: Hanoch Kaftzan, CEO

         Re: Share Purchase Agreement  between Synova Pre-Natal Healthcare, Inc.
             ("Synova") and BioPad Ltd. ("BioPad").

Dear Hanoch:

         Reference is made to both the Distribution Agreement ("Distribution Agreement") and Share Purchase Agreement (the "Purchase Agreement") as each was entered into between Synova and BioPad. Collectively, the Distribution Agreement and the Purchase Agreement shall be referred to herein as the "Agreements".

         The purpose of this letter is to set forth the agreement between Synova and BioPad with respect the execution of the Agreements. As such, the following represents the agreement between the parties with respect to the Agreements:

                  (a) Synova License Terms. The requirement in the Distribution Agreement for the parties hereto to agree to the Synova License Terms (as defined in the Distribution Agreement) on or before November 29, 2005 shall be extended to May 1, 2006.

                  (b) Amendment to Section 5.2.1 of the Purchase Agreement.
Section 5.2.1 of the Purchase Agreement is amended and restated as follows:

                  "The Purchaser shall have the right either to have the Escrow Closing (as hereinafter defined) and fill the Escrow Amount from other sources or to terminate this Agreement."

                  (c) Amendment to Section 5.2.2 of the Purchase Agreement.
Section 5.2.2 of the Purchase Agreement is amended and restated as follows:

                  "If the Purchaser shall terminate this Agreement in accordance with Section 5.2.1, (i) the Company shall have the option, until January 31, 2007, either to (x) repay the amount of US $500,000 (excluding the US $250,000 paid in accordance with Section 2.1.1), paid by the Purchaser according to Section 2.1.2, or (y) to issue and allot to the Purchaser US $750,000 of the Company's ordinary shares based on a US $10,000,000 pre-money valuation; and (ii) all the Transaction Agreements shall be terminated."

                  (d) Omission of Sections 6.2.1, 6.2.3, 6.2.4, 6.2.5, 6.3.1,
6.3.2, 6.3.5 and 6.3.6 of the Purchase Agreement. Sections 6.2.1, 6.2.3, 6.2.4,
6.2.5, 6.3.1, 6.3.2, 6.3.5 and 6.3.6 of the Purchase Agreement shall each state the following:

                  "Intentionally Omitted."

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                  (e) Addition of Section 6.5 of the Purchase Agreement. Section
6.5 shall be added to the Purchase Agreement and state the following:

                  "THE ESCROW CLOSING. The Escrow Closing shall take on or before January 31, 2006 at the offices of Blank Rome LLP or at such other time and place as the parties shall agree in writing (the "ESCROW CLOSING")."

                  (f) Addition of Section 6.5.1 of the Purchase Agreement.
Section 6.5.1 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing, the Purchaser and the Company shall execute the Escrow Agreement in such form that is agreed to by the Parties hereto, as shall be drafted upon the principals specified in
         Section 7 hereof."

                  (g) Addition of Section 6.5.2 of the Purchase Agreement.
Section 6.5.2 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing and following the execution of the Escrow Agreement by the Parties hereto, the Purchaser shall deposit the amount of US $1,880,000 in the Escrow Account."

                  (h) Addition of Section 6.5.3 of the Purchase Agreement.
Section 6.5.3 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing, the Purchaser shall deliver to the Company a copy of the resolution of the Board of Directors of the Purchaser approving the signature and execution of the Escrow Agreement and empowering Stephen E. King to sign in the name and on behalf of the Purchaser on the Escrow Agreement."

                  (i) Addition of Section 6.5.4 of the Purchase Agreement.
Section 6.5.4 shall be added to the Purchase Agreement and state the following:

                           "At the Escrow Closing, the Company shall be provided with an Opinion of Blank Rome LLP, the counsel of the Purchaser, in the form attached hereto as SCHEDULE 6.2.5."

                  (j) Addition of Section 6.5.5 of the Purchase Agreement.
Section 6.5.5 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing, the Company shall deliver to the Purchaser a copy of resolution of the Board of Directors of the
         Company: (i) approving the signature and execution of the Escrow Agreement and empowering Hanoch Kaftzan to sign in the name and on behalf of the Company on the Escrow Agreement; (ii) to issue and allot to the Purchaser 100 ordinary shares of the Company, a respective portion of the Shares to the amount of US $750,000 that was paid by the Purchaser; and (iii) to register the said shares in the Company Shares Register and to report to the Registrar of Companies the allotment to the Purchaser.
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                  (k) Addition of Section 6.5.6 of the Purchase Agreement.
Section 6.5.6 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing, the Purchaser shall be provided with an Opinion of Shiboleth, Yisraeli, Roberts, Zisman & Co., the Counsels of the Company, regarding the abovementioned resolution substantially in the form of SCHEDULE 3.3.3, with respect to the Escrow Agreement and the ordinary shares."

                  (l) Addition of Section 6.5.7 of the Purchase Agreement.
Section 6.5.7 shall be added to the Purchase Agreement and state the following:

                  "At the Escrow Closing, the Company shall issue to the Purchaser a Certificate evidencing its ownership of 100 ordinary shares of the Company."

                  (m) Addition of Section 6.5.8 of the Purchase Agreement.
Section 6.5.8 shall be added to the Purchase Agreement and state the following:

                  "All actions as the Escrow Closing as set forth in this
         Section 6.5 shall take place simultaneously."

         With the exception of those certain amendments to the Agreements that are set forth herein, each of the Agreements and the Shareholders' Agreement (as such term is set forth and defined in the Purchase Agreement) shall remain in full force and effect.

         Please sign and date this letter in the spaces provided below to confirm our mutual understandings and agreements as set forth in this letter and return a signed copy to the undersigned.


                                        Very truly yours,

                                        SYNOVA PRE-NATAL HEALTHCARE, INC.

                                        By:  /s/ Stephen E. King
                                           ---------------------------------
                                        Name:    Stephen E. King
                                        Title:   Chairman and CEO


ACKNOWLEDGED AND AGREED TO:

BIOPAD LTD.

By:     /s/ Hanoch Kaftzan
   --------------------------
Name:       Hanoch Kaftazan
     ------------------------
Title:      CEO
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